Exhibit 5.1

July 13, 2005

BY MAIL

Apollo Gold Corporation
5655 South Yosemite Street
Suite 200
Greenwood Village, Colorado
USA, 80111

Dear Sirs/Mesdames:

Re:	Amendment No. 1 to Form S-1 on Form S-3/A

     We have acted as counsel to Apollo Gold Corporation (the “Corporation”) in the Yukon Territory, in connection with the issue and sale by the Corporation of 14,988,025 common shares (the “Offered Shares”) of the Corporation in accordance with the terms and conditions of an agency agreement dated September 19, 2003 (the “Agency Agreement”) among the Corporation and BMO Nesbitt Bums Inc., Canaccord Capital Corporation, Griffiths McBurney & Partners, Orion Securities Inc. and Westwind Capital Partners (collectively, the “Agents”).

     We understand the Offered Shares are the same shares referred to in the final decision documents issued by the Ontario Securities Commission, as the Principal Regulator, for the preliminary prospectus and the prospectus dated August 29, 2003 and September 22, 2003, respectively of the Corporation filed with, amongst others, the Ontario Securities Commission.

     We have been requested to provide this opinion with respect to the filing of Amendment No. 1 to Form S-1 on Form S-3/A to the Registration Statement of the Corporation dated July 13, 2005 (the “Prospectus”) which is being filed to qualify 7,311,975 of the Offered Shares for sale by the shareholders identified in the Prospectus, and their successors.

Scope of Review

     For the purposes of our opinion, we have examined e-mailed copies of the following documents, except the Certificate of Status, which is an original document:

(a)	certified copies of resolutions of the board of directors of the Corporation passed on August 27, 2003, September 18, 2003 and September 23, 2003;

File No. 32162

(b)	a certificate of the Assistant Secretary of the Corporation attesting to certain factual matters dated July 7, 2005;

(c)	an executed copy of the Agency Agreement;

(d)	a Certificate of Status (the “Certificate of Status”) dated July 7, 2005 issued pursuant to the Business Corporations Act (Yukon) relating to the Corporation; and

(e)	the Prospectus.

     We have also examined originals or copies, certified or identified to our satisfaction, of the articles and by-laws of the Corporation and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.

Assumptions

1. The genuineness of all signatures;

2. The authenticity and completeness of all documents submitted to us as originals;

3. The conformity and completeness of all documents submitted to us or received by us as confirmed copies, certified copies, photocopies or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received and that the form of documents e-mailed or faxed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the form submitted to us;

4. The accuracy, completeness and truth of all facts set forth in the Corporation’s minute book or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such;

5. For the purposes of the opinion expressed in paragraph 2, we are assuming that the Corporation has received full money consideration for the Offered Shares and all steps have been taken to record the issuance of the shares in the shareholders register and deliver the necessary share certificates to, or electronic confirmation of share ownership on behalf of, the registered owners thereof.

     Our opinions are based on legislation and regulations in effect on the date hereof.

     We are solicitors qualified to carry on the practice of law in, and to render opinions as to the laws of, the Yukon Territory and accordingly, we express no opinion as to any laws, or matters governed by any laws other than the laws of the Yukon Territory and the federal laws of Canada applicable therein. We have acted only as Yukon counsel to the Corporation. We have not participated in the drafting of any of the documents referred to in this opinion.

File No. 32162

Opinion

     Based on and subject to the foregoing, we are of the opinion that:

1. The Corporation has been continued and is validly existing under the Business Corporations Act (Yukon).

2. The Offered Shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable.

     This opinion relates exclusively to the transaction outlined above and is for the sole use of the parties to whom it is addressed. Accordingly, it cannot be relied upon by other parties or used in other transactions without our express written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the reference to us under the caption “Legal Matters” in the Prospectus.

Yours very truly,

LACKOWICZ, SHIER & HOFFMAN